Exhibit 99.1

Solazyme Reports Third Quarter 2015 Results

Expands Joint Venture with Bunge and

Adds New Oil Development Project with Unilever

South San Francisco, CA – October 30, 2015 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and specialty ingredients company, announced today results for the third quarter ended September 30, 2015.

“At Solazyme, we are committed to improving the lives of people and the planet by leveraging the power of microalgae to produce sustainable, high performance oils and ingredients,” said Jonathan Wolfson, CEO of Solazyme. “Today we have announced important milestones with increased commitments from some of our key strategic partners. These partners have been working with us for years, understand our manufacturing capabilities, our commercial path and the power of our technology platform.”

“We are making significant progress across our food, personal care and industrial markets,” said Tyler Painter, COO and CFO of Solazyme. “Although some of this progress is not yet reflected on the top line, we believe we are building a strong integrated business foundation with a competitive cost structure and first class manufacturing capabilities. As we continue to focus on high value products and our ability to bring new, sustainable solutions to market, we are becoming increasingly well positioned to deliver value to our stakeholders.”

Business Review

•	Expanded Joint Venture with Bunge: As announced separately today, Solazyme and Bunge expanded the joint venture that builds upon the companies’ original partnership. The expansion adds an additional focus on food and as part of the agreement, Bunge’s global food team will take a leadership role in the sales, marketing and application development for certain food oils. In addition, Bunge will provide oil processing, global distribution and logistics, while Solazyme will be committing certain expertise in food related technology. Further, the partners also entered a separate agreement to expand their co-funded research programs to include new unique products in nutrition and specialty fats.

•	Foods - AlgaVia™, AlgaWise™ and the Introduction of Thrive™ Culinary Algae Oil: Our food ingredients continue to generate strong market interest and expand their project pipelines. We are seeing customers transition from the development stage and begin to introduce our ingredients commercially. We also recently introduced Thrive™ algae oil, a consumer focused culinary oil that delivers oil characteristics superior to competing oils, such as canola oil, olive oil and coconut oil. Initial feedback from consumers has been very positive, and we believe Thrive™ algae oil has strong adoption potential for cooking, baking and dressing applications.

•	Personal Care - AlgaPūr™, Algenist® and Extended Joint Development Agreement with Unilever: We recently extended our Joint Development Agreement with our long-term partner Unilever, which will build upon our years of collaborative work to jointly develop a new-to-market oil. We also continue to build upon our relationship with BASF with the recent expansion into Brazil of the first commercial microalgae-derived surfactant utilizing AlgaPūr™. We also continued to grow and expand our Algenist brand, which is now available in 22 countries and has reached 39 SKUs with a number of product introductions planned for early 2016 including a new Power moisturizer and a color correcting cosmetics line.

•	Moema: A primary area of focus remains planned optimization projects as we look to further improve key production metrics. Recent developments at Moema include production of our first food oil, reaching the production requirements necessary to begin selling food grade oils, and improvements in our cost profile. We are now making routine deliveries to Unilever and are shipping to Natura Cosméticos as well. With the combination of the expanded JV with Bunge and the ongoing progress we are seeing at Moema, the company has made the decision to focus production at Moema and Peoria, and to terminate its existing contracts for the Clinton and Galva manufacturing facilities.

•	Industrials - Encapso™: We made further progress with our Encapso™ lubricant in international markets, including a recent order from Flotek for an application in a new oilfield in the Middle East.

Financial Results

Total revenue for the third quarter ended September 30, 2015 was $11.4 million compared with $17.6 million in the third quarter of 2014. The year over year decline in revenues was due to expected decreases in funded program revenue and slower than anticipated adoption rates for Encapso lubricant. On a sequential quarter basis, revenues were roughly unchanged due to improved Algenist performance, offset by funded programs. GAAP net loss was $34.9 million for the third quarter of 2015, compared to net loss of $39.7 million in the prior year period. On a non-GAAP basis, the net loss was $30.9 million for the third quarter of 2015, compared with net loss of $35.3 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

Conference Call

Solazyme will hold a conference call for investors on October 30, 2015 at 5:30 a.m. PT (8:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 61311519 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. develops and sells high-performance oils and ingredients that are better for people and better for the planet. Starting with microalgae, one of the world’s original oil producers, Solazyme creates innovative, sustainable, high-performance products. These include renewable oils and ingredients that serve as the foundation for creating healthier foods; high-performance industrial products; unique home and personal care solutions; and more sustainable fuels. Headquartered in South San Francisco, Solazyme’s mission is to solve some of the world’s biggest problems with one of the world’s smallest and earliest life forms: microalgae. For additional information, please visit Solazyme’s website at www.solazyme.com.

Solazyme®, AlgaPūr™, AlgaVia™, AlgaWise™, Algenist®, Encapso™, Thrive™, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net-loss and net-loss per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation of GAAP to Non-GAAP Net-Loss and Net Loss Per Share” included in the tables to this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses related to derivative liabilities and warrant revaluations. In addition to the corresponding GAAP measure, Solazyme’s management also uses the foregoing non-GAAP measures in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization and production plans; the commissioning of equipment and the ramping up of facilities; meeting commercialization and technology targets; successful product trials and market acceptance and adoption of its products; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to successfully develop and commercialize products; its ability to sell its products at a profit; delays related to construction, start-up and ramp-up of production facilities; its ability to manage costs; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance and adoption of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Mike Smargiassi

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

smarg@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Product revenues	$9,133	$11,623	$26,261	$27,993
Research and development programs	2,266	5,936	9,483	17,896

Total revenues	11,399	17,559	35,744	45,889
Costs and operating expenses (1)
Cost of product revenue	4,570	6,598	13,601	14,458
Research and development	13,207	20,571	38,508	63,470
Sales, general and administrative	19,596	25,883	61,845	68,127
Restructuring charges	(21)	—	372	—

Total costs and operating expenses	37,352	53,052	114,326	146,055

Loss from operations	(25,953)	(35,493)	(78,582)	(100,166)
Other income (expense) (2)
Interest and other income (expense), net	(3,225)	(3,188)	(9,908)	(8,962)
Loss from equity method investments	(5,916)	(7,201)	(18,291)	(15,313)
Gain from change in fair value of warrant liability	—	—	—	688
Gain from change in fair value of derivative liabilities	176	6,205	27	6,478

Total other income (expense)	(8,965)	(4,184)	(28,172)	(17,109)

Net loss	$(34,918)	$(39,677)	$(106,754)	$(117,275)

Net loss per share - basic and diluted	$(0.43)	$(0.50)	$(1.33)	$(1.57)

Weighted average number of common shares used in net loss per share computation - basic and diluted	80,298	78,867	80,017	74,716

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$(34,918)	$(39,677)	$(106,754)	$(117,275)
Gain from change in fair value of warrant liability	—	—	—	(688)
Gain from change in fair value of derivative liabilities	(176)	(6,205)	(27)	(6,478)
(1) Operating expenses includes costs as follows:
Research and development	1,011	1,941	3,595	5,671
Sales, general and administrative	2,513	4,347	8,717	13,022

Total stock-based compensation expense	3,524	6,288	12,312	18,693
Litigation settlement, net of insurance reimbursement	—	3,657	—	4,507
Restructuring charges	(21)	—	372	—
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	644	608	1,900	1,594
Debt conversion expense	—	—	—	1,766

Net loss (non-GAAP)	$(30,947)	$(35,329)	$(92,197)	$(97,881)

Net loss per share (GAAP) - basic and diluted	$(0.43)	$(0.50)	$(1.33)	$(1.57)
Gain from change in fair value of warrant liability	—	—	—	(0.01)
Gain from change in fair value of derivative liabilities	—	(0.08)	—	(0.09)
Stock-based compensation expense	0.03	0.08	0.16	0.25
Litigation settlement, net of insurance reimbursement	—	0.04		0.06
Restructuring charges	—	—	—	—
Amortization of debt discount and issuance costs	0.01	0.01	0.02	0.02
Debt conversion expense	—	—	—	0.03

Net loss per share (non-GAAP) - basic and diluted	$(0.39)	$(0.45)	$(1.15)	$(1.31)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash, cash equivalents and marketable securities	$117,245	$207,308
Other current assets	22,114	26,619

Total current assets	139,359	233,927
Property, plant and equipment - net	32,119	36,080
Other assets	37,564	42,582

Total assets	$209,042	$312,589

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$—	$6
Other current liabilities	18,859	23,448

Total current liabilities	18,859	23,454
Other liabilities	7,889	2,668
Long-term debt	201,831	200,091

Total liabilities	228,579	226,213

Total stockholders’ (deficit) equity	(19,537)	86,376

Total liabilities and stockholders’ (deficit) equity	$209,042	$312,589